MASTER SECURITY AGREEMENT

(the “Agreement”)

To:	Chardan Capital Markets, LLC, as Agent 17 State Street, Suite 1600 New York, NY 10004

Date: December 31, 2013

To Whom It May Concern:

1.          To secure the payment of all Obligations (as hereafter defined), HEALTHCARE CORPORATION OF AMERICA, a Delaware corporation (the “Company”), each of the other undersigned parties (other than the Agent (as defined below)) and each other entity that is required to enter into this Agreement (each an “Assignor” and, collectively, the “Assignors”) hereby assigns grants and pledges to the Agent, for its benefit and for the ratable benefit of the Creditor Parties (as defined in the Purchase Agreement referred to below), a continuing security interest in all of the following property now owned or at any time hereafter acquired by such Assignor, or in which such Assignor now has or at any time in the future may acquire any right, title or interest wherever located (the “Collateral”): all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments (including, without limitation, promissory notes), contract rights, commercial tort claims (including, without limitation, those set forth on Schedule B attached hereto), general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those current in effect among such Assignor’s affiliates), chattel paper, supporting obligations, investment property (including, without limitation, all partnership interests, limited liability company membership interests and all other equity interests owned by any Assignor), letter-of-credit rights, trademarks, trademark applications, patents, patent applications, copyrights, copyright applications and other intellectual property in which such Assignor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor. Notwithstanding the foregoing, the Collateral shall not include Excluded Property (as hereinafter defined). As used herein “Excluded Property” means, collectively, (a) any property or asset if and to the extent that a security interest is prohibited by or in violation of any law, rule or regulation (unless such law, rule or regulation would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-408 or 9-409 (or any successor provision or provisions) of the UCC of any relevant jurisdiction or any other applicable law (including Title 11, U.S.C.A., as amended from time to time and any successor statute thereto, the “Bankruptcy Code”) or principles of equity); (b) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark application under applicable federal law; and (c) any lease, license, contract or other agreement (or any equipment or other assets owned by an Assignor that are subject to or secured by a purchase money lien or a capital lease) to the extent that such lease, license, contract or other agreement (or the agreement pursuant to which such purchase money lien is granted (or the document providing for such capital lease)) prohibits or would result in the termination of such agreement or document because of a grant of a security interest therein by an Assignor, including if such agreement or document requires the consent of any person other than an Assignor as a condition to the grant of a security interest therein by such Assignor, which consent has not been obtained (unless such contractual prohibition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code or principles of equity).. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings provided such terms in that certain Securities Purchase Agreement dated as of the date hereof (as amended, restated, modified and/or supplemented from time to time, the “Purchase Agreement”) by and among the Company, the Purchasers party thereto and Chardan Capital Markets, LLC, as administrative and collateral agent for the Purchasers (the “Agent”). All items of Collateral which are defined in the UCC and not otherwise defined herein shall have the meanings set forth in the UCC. For purposes hereof, the term “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

2.          The term “Obligations” as used herein shall mean and include all debts, liabilities and obligations owing by each Assignor to any Creditor Party arising under, out of, or in connection with: (i) the Purchase Agreement, (ii) the Note and (iii) the Related Agreements (other than the Warrants) (the Purchase Agreement, the Note and the Related Agreements (other than the Warrants), as each may be amended, modified, restated or supplemented from time to time, collectively, the “Documents”) and in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein or otherwise, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, including, without limitation, obligations and liabilities of each Assignor for post-petition interest, fees, costs and charges that accrue after the commencement of any case by or against such Assignor under any bankruptcy, insolvency, reorganization or like proceeding (collectively, the “Debtor Relief Laws”) in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against any Assignor under any Debtor Relief Law. For the avoidance of doubt, the term “Obligations” shall expressly exclude any obligations and/or liabilities arising under the Warrants, which such obligations and/or liabilities are unsecured.

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3.          Anything herein to the contrary notwithstanding, (a) each of the Assignors shall remain liable under the contracts and agreements included in the Collateral, (b) the exercise by Agent of any of the rights hereunder shall not release any Assignor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) no Creditor Party shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any Creditor Party be obligated to perform any of the obligations or duties of any Assignor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement or any other Document, Assignors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and the other Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the equity interests constituting Collateral, including all voting, consensual, and dividend rights, shall remain in the applicable Assignor until the occurrence of an Event of Default and until Agent shall notify the applicable Assignor of Agent’s exercise of voting, consensual, or dividend rights with respect to any such Collateral.

4.             Each Assignor hereby jointly and severally represents, warrants and covenants to the Creditor Parties, that:

(a)	it is a corporation, partnership or limited liability company, as the case may be, validly existing, in good standing and formed under the respective laws of its jurisdiction of formation set forth on Schedule A, and each Assignor will provide the Agent thirty (30) days’ prior written notice of any change in any of its respective jurisdiction of formation;

(b)	its legal name is as set forth in its Certificate of Incorporation or other organizational document (as applicable) as amended through the date hereof and as set forth on Schedule A attached hereto, and it will provide the Agent thirty (30) days’ prior written notice of any change in its legal name;

(c)	its organizational identification number (if applicable) is as set forth on Schedule A hereto, and it will provide the Agent thirty (30) days’ prior written notice of any change in its organizational identification number;

(d)	it is the legal and beneficial owner of its respective Collateral and it has the sole right to grant a security interest therein and will defend such Collateral against all claims and demands of all persons and entities;

(e)	it has no interest in, or title to, any Copyrights, Patents, or Trademarks except as set forth on Schedules C, D and E, respectively, attached hereto.

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(f)	it will keep its Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature (“Encumbrances”), except for the following (the “Permitted Liens”):

(i)	those in favor of Partners for Growth III, L.P, a Delaware limited partnership (the “Senior Lender”);

(ii)	those in favor of the Agent, for the ratable benefit of the Purchasers;

(iii)	those in favor of suppliers of inventory, in the ordinary course of business

(iv)	those resulting from taxes which have not yet become delinquent;

(v)	deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(vi)	Encumbrances to lessors under capitalized leases and purchase money security interests in or purchase money mortgages on personal property acquired after the date hereof to secure purchase money indebtedness, which security interests or mortgages cover only the personal property so acquired;

(vii)	Encumbrances arising in the ordinary course of business out of mechanics’, carriers’, laborers, material suppliers, workmen’s, repairmen’s or other like liens in respect of obligations which are not overdue, or making deposits to obtain the release of such liens or are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by generally accepted accounting principles (“GAAP”) so long as such Encumbrances do not gain priority over any of the Encumbrances in favor of the Agent;

(viii)	making deposits to secure replevin, surety, attachment or appeal bonds relating to legal proceedings to which any Assignor is a party;

(ix)	bankers’ liens, rights of set-off or similar rights as to accounts maintained with a financial institution;

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(x)	Encumbrances in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Encumbrances attach only to the purchased goods;

(xi)	Encumbrances arising out of judgments or awards against any Assignor with respect to which it is currently engaged in proceedings for review or appeal and with respect to which it shall have secured a stay of execution pending such proceedings for review or appeal;

(xii)	any interest of title of a licensor, sublicensor, lessor or sublessor, lessee or sublessee, in each case under any license or lease agreement in the ordinary course of business arising solely under a state statute or common law and liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing a lessor’s interest under leases;

(xiii)	Encumbrances on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xiv)	Encumbrances (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property;

(xv)	Encumbrances of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted;

(xvi)	Encumbrances arising solely under a state statute or common law in connection with the purchase, storage or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller, or shipper of such goods or assets; and

(xvii)	other minor Encumbrances not described above which do not materially detract from the value of the property subject thereto or materially impair the operations of any Assignee so long as in each such case, such Encumbrances have no effect on the lien priority of the Agent;

(xviii)

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(g)	it will, at its and the other Assignors’ joint and several cost and expense, keep the Collateral in good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in its or such other Assignors’ business;

(h)	it will not, without the Agent’s prior written consent, sell, exchange, lease or otherwise dispose of any Collateral, whether by sale, lease or otherwise, except for the sale of inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment or equipment no longer necessary for its ongoing needs, having an aggregate fair market value of not more than $25,000 and only to the extent that:

(i)	the proceeds of each such disposition are used to acquire replacement Collateral which is subject to the Agent’s perfected security interest, or are used to repay the Obligations or to pay general corporate expenses; or

(ii)	following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to the Agent to be held as cash collateral for the Obligations;

(i)	(i)	it will insure or cause the Collateral to be insured in the Agent’s name (as an additional insured and lender loss payee) against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as the Agent shall specify in amounts and under policies by insurers acceptable to the Agent and all premiums thereon shall be paid by such Assignor and the policies delivered to the Agent;

(ii)	it will expressly agree that if additional loss payees and/or lender loss payees, other than the Agent, are named to the Collateral, the Agent will always be assigned to first lien position until all Obligations have been satisfied;

(j)	it will at all reasonable times allow the Creditor Parties or their respective representatives free access to and the right of inspection of the Collateral;

(k)	such Assignor (jointly and severally with each other Assignor) hereby indemnifies and saves the Agent and each other Creditor Party harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys’ fees, that the Agent and each other Creditor Party may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Agreement or in the prosecution or defense of any action or proceeding either against the Agent, any other Creditor Party or any Assignor concerning any matter growing out of or in connection with this Agreement, and/or any of the Obligations and/or any of the Collateral except to the extent caused by the Agent’s or any Creditor Party’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); and

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(l)	all commercial tort claims (as defined in the Uniform Commercial Code as in effect in the State of New York) held by any Assignor as of the date hereof are set forth on Schedule B to this Agreement; each Assignor hereby agrees that it shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Agent of any commercial tort claim acquired by it and unless otherwise consented to in writing by the Agent, it shall enter into a supplement to this Agreement granting to the Agent a security interest for the ratable benefit of the Creditor Parties in such commercial tort claim, securing the Obligations.

5.          This Agreement creates a valid security interest in all of the Collateral of each Assignor, to the extent a security interest therein can be created under the UCC, securing the payment of the Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the UCC, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Assignor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Assignor’s name on Schedule A attached hereto. Upon the making of such filings, Agent, for the ratable benefit of Creditor Parties, shall have a second priority perfected security interest in all of the Collateral of each Assignor to the extent such security interest can be perfected by the filing of a financing statement, subject only to Permitted Liens. All action by any Assignor necessary to protect and perfect such security interest on each item of Collateral has been duly taken.

6.          Upon the occurrence of any Event of Default (as defined in the Notes)[1]/ and at any time thereafter, the Agent may declare all Obligations immediately due and payable and the Agent shall have the remedies of a secured party provided in the UCC as in effect in the State of New York, this Agreement and other applicable law.

7.          If any Assignor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on such Assignor’s part to be performed or fulfilled under or pursuant to this Agreement, the Agent may, at its option without waiving its right to enforce this Agreement according to its terms, immediately or at any time thereafter and without notice to any Assignor, perform or fulfill the same or cause the performance or fulfillment of the same for each Assignor’s joint and several account and at each Assignor’s joint and several cost and expense, and the cost and expense thereof (including reasonable attorneys’ fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the default rate of interest set forth in the Note, or, at the Agent’s option, debited by the Agent from any other deposit accounts in the name of any Assignor and controlled by the Agent.

1/ We deleted the definition of “Event of Default” in here as it conflicts with the definition in the Note.

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8.          Upon the occurrence of any Event of Default under any Document and at any time thereafter, the Agent will have the right to take possession of the Collateral and to maintain such possession on any Assignor’s premises or to remove the Collateral or any part thereof to such other premises as the Agent may desire. Upon the Agent’s request following the occurrence of an Event of Default, each Assignor shall assemble or cause the Collateral to be assembled and make it available to the Agent at a place designated by the Agent. Following the occurrence of an Event of Default, the Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and the Creditor Parties), with respect to such appointment without prior notice or hearing as to such appointment. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed properly and reasonably given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to the applicable Assignor either at such Assignor’s address shown herein or at any address appearing on the Agent’s records for such Assignor. Any proceeds of any disposition of any of the Collateral shall be applied by the Agent to the payment of all expenses in connection with the sale of the Collateral, including reasonable attorneys’ fees and other legal expenses and disbursements and the reasonable expenses of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds may be applied by the Agent toward the payment of the Obligations in such order of application as the Agent may elect, and each Assignor shall be liable for any deficiency. For the avoidance of doubt, following the occurrence and during the continuance of an Event of Default for which Agent has declared all Obligations immediately due and payable, the Agent shall have the immediate right to withdraw any and all monies contained in any deposit account in the name of any Assignor and controlled by the Agent and apply same to the repayment of the Obligations (in such order of application as the Agent may elect).

9.          Each Assignor hereby appoints the Agent, or any other Person whom the Agent may designate as such Assignor’s attorney, with power to: (a) (i) to supply any omitted information and correct patent errors in any documents executed by such Assignor or on such Assignor’s behalf; (ii) to file financing statements against such Assignor covering the Collateral (and, in connection with the filing of any such financing statements, describe the Collateral as “all assets and all personal property, whether now owned and/or hereafter acquired” (or any substantially similar variation thereof)); and (iii) to do all other things the Agent deems reasonably necessary to carry out the terms of this Agreement and (b) upon the occurrence and during the continuance of an Event of Default; (i) endorse such Assignor’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Agent’s possession; (ii) sign such Assignor’s name on any invoice or bill of lading relating to any accounts receivable, drafts against account debtors, schedules and assignments of accounts receivable, notices of assignment, financing statements and other public records, verifications of accounts receivable and notices to or from account debtors; (iii) verify the validity, amount or any other matter relating to any accounts receivable by mail, telephone, telegraph or otherwise with account debtors; and (iv) do all other things necessary to carry out this Agreement or any other Document. Each Assignor hereby ratifies and approves all acts of the attorney and neither the Agent nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power being coupled with an interest, is irrevocable so long as any Obligations remains unpaid.

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10.         No delay or failure on the Agent’s part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by the Agent and then only to the extent therein set forth, and no waiver by the Agent of any default shall operate as a waiver of any other default or of the same default on a future occasion. The Agent shall have the right to enforce any one or more of the remedies available to the Agent, successively, alternately or concurrently.

11.         Each Assignor agrees that from time to time, at its own expense, will promptly execute and deliver such documents or other instruments and take all further action that may be necessary or that Agent or any Creditor Party may reasonably request in form reasonably satisfactory to the Agent for purposes of affecting, continuing or perfecting the Agent’s security interest in the Collateral. Additionally, each Assignor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments on its behalf for purposes of perfecting the Agent’s security interest in the Collateral. Each Assignor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent affected thereby, subject to such Assignor’s rights under Section 9-509(d)(2) of the UCC.

12.         The Assignors shall jointly and severally pay all of the Agent’s and each other Creditor Party’s out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with any Document. The Assignors shall also jointly and severally pay all of the Agent’s and each other Creditor Party’s reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by the Documents, (b) the Agent’s obtaining performance of the Obligations under the Documents, including, but not limited to the enforcement or defense of the Agent’s security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re appraisals of any property (real or personal) pledged to the Agent by any Assignor as Collateral for, or any other Person as security for, the Obligations hereunder and (e) any consultations in connection with any of the foregoing. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by the Assignors to the Agent shall be payable on demand and shall be secured by the Collateral.

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13.         Each Creditor Party hereby appoints Agent as collateral agent for purposes of holding, maintaining and enforcing any Collateral (including, without limitation, the naming of Agent, as agent for Creditor Parties, as secured party in all UCC financing statements filed or to be filed against Assignors). To secure the payment and performance of the Obligations, Creditor Parties hereby acknowledge, confirm and agree that Agent has and shall continue to have for the ratable benefit of the Creditor Parties a continuing security interest in all Collateral and each Creditor Party’s ratable interest therein shall have the same rank and priority. In furtherance thereof, all proceeds of Collateral received by Agent shall be applied as follows:

(a)	first, ratably to pay any expenses due to any of the Creditor Parties (including, without limitation, the reasonable costs and expenses paid or incurred by any Secured Party to correct any default under or enforce any provision of the Documents, or after the occurrence of any Event of Default in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated) or indemnities then due to any of the Creditor Parties under the Documents, until paid in full;

(b)	second, ratably to pay any fees or premiums then due to any of the Creditor Parties under the Documents, until paid in full;

(c)	third, ratably to pay interest due in respect of the Obligations then due to any of the Creditor Parties, until paid in full;

(d)	fourth, ratably to pay the principal amount of all Secured Obligations then due to any of the Creditor Parties, until paid in full;

(e)	fifth, ratably to pay any other Secured Obligations then due to any of the Creditor Parties; and

(f)	sixth, to Assignors or such other person entitled thereto under applicable law.

14.         Each right, power, and remedy of Agent as provided for in this Agreement or in any other Document or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent of any or all such other rights, powers, or remedies. Each Assignor acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Creditor Party and that the remedy at law for any such breach may be inadequate. Each Assignor therefore agrees that, in the event of the occurrence and continuance of an Event of Default which could reasonably be expected to have a material adverse effect on any Assignor and/or the Collateral (a “Material Breach”), Agent, on behalf of each Creditor Party, shall be entitled, in addition to all other available remedies, to an injunction restraining any such Material Breach without the necessity of showing economic loss and without any bond or other security being required.

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15.         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. All of the rights, remedies, options, privileges and elections given to the Agent hereunder shall inure to the benefit of the Agent’s successors and assigns. The term “Agent” as herein used shall include the Agent, any parent of the Agent’s, any of the Agent’s subsidiaries and any co-subsidiaries of the Agent’s parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the foregoing, and shall bind the representatives, successors and assigns of each Assignor.

16.         Each Assignor hereby consents and agrees that the state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any claims or disputes between Assignor, on the one hand, and the Agent and/or any other Creditor Party, on the other hand, pertaining to this Master Security Agreement or to any matter arising out of or related to this Master Security Agreement, provided, that the Agent, each other Creditor Party and each Assignor acknowledges that any appeals from those courts may have to be heard by a court located outside of the County of New York, State of New York, and further provided, that nothing in this Master Security Agreement shall be deemed or operate to preclude the Agent from bringing suit or taking other legal action in any other jurisdiction to collect, the Obligations, to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Agent. Each Assignor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Assignor hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Each Assignor hereby waives personal service of the summons, complaint and other process issues in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such assignor at the address set forth on the signature lines hereto and that service so made shall be deemed completed upon the earlier of such Assignor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

The parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all rights to trial by jury in any action, suite, or proceeding brought to resolve any dispute, whether arising in contract, tort, or otherwise between the Agent and/or any other Creditor Party, and/or any Assignor arising out of, connected with, related or incidental to the relationship established between them in connection with this Master Security Agreement or the transactions related hereto.

17.         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

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18.         It is understood and agreed that any person or entity that desires to become an Assignor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of any Document, shall become an Assignor hereunder by (x) executing a Joinder Agreement in form and substance reasonably satisfactory to the Agent, (y) delivering supplements to such exhibits and annexes to such Documents as the Agent shall reasonably request and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Agent.

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19.         All notices from the Agent to any Assignor shall be sufficiently given if mailed or delivered to such Assignor’s address set forth below.

Very truly yours,

HEALTHCARE CORPORATION OF AMERICA, a Delaware corporation

By:	/s/ Yoram Bibring
Name: Yoram Bibring
Title: Chief Executive Officer

Address:
66 Ford Road, Suite 230
Denville, New Jersey 07834
Attention:

HEALTHCARE CORPORATION OF AMERICA, a New Jersey corporation

By:	/s/ Yoram Bibring
Name: Yoram Bibring
Title: Chief Executive Officer

Address:
66 Ford Road, Suite 230
Denville, New Jersey 07834
Attention:

PRESCRIPTION CORPORATION OF AMERICA, a New Jersey corporation

By:	/s/ Yoram Bibring
Name: Yoram Bibring
Title: Chief Executive Officer

Address:
66 Ford Road, Suite 230
Denville, New Jersey 07834
Attention:

SIGNATURE PAGE TO MASTER SECURITY AGREEMENT

PCA BENEFITS, INC., a New Jersey corporation

By:	/s/ Yoram Bibring
Name: Yoram Bibring
Title: Chief Executive Officer

Address:
66 Ford Road, Suite 230
Denville, New Jersey 07834
Attention:

AGREED AND ACKNOWLEDGED:

CHARDAN CAPITAL MARKETS, LLC, AS AGENT

/s/ Kerry Propper
Name:	Kerry Propper
Title:	Chief Executive Officer

SIGNATURE PAGE TO MASTER SECURITY AGREEMENT

SCHEDULE A

Entity	Jurisdiction of Formation	Organizational Identification Number
HEALTHCARE CORPORATION OF AMERICA	Delaware
HEALTHCARE CORPORATION OF AMERICA	New Jersey	0100989709
PRESCRIPTION CORPORATION OF AMERICA	New Jersey	0100988206
PCA BENEFITS, INC.	New Jersey	0101011650